EXHIBIT 11

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                 XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

Exhibit (11) - Statement Re: Computation of Earnings Per Share

                                                                 THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                         ------------------------------------   -----------------------------------
                                                            JUNE 28,             JUNE 29,           JUNE 28,            JUNE 29,
                                                              1997                 1996               1997                1996
                                                         --------------      ----------------   ---------------      ---------------
                                                                          (IN THOUSANDS EXCEPT PER SHARE DATA)
Average common shares outstanding...................         7,334                1,106              7,312                1,062
Net effect of conversion of convertible
preferred stock.....................................            --                3,258                 --                3,258

Net effect of dilutive stock options - based
on the treasury stock method........................           143                  259                146                  300
                                                           -------             --------            -------            ---------
Totals..............................................         7,477                4,623              7,458                4,620
                                                           =======             ========            =======            =========
Net income (loss) (pro forma in 1996) available to
common shareholders.................................        $1,327              $(4,131)            $2,414             $  3,830
                                                           =======             ========            =======            =========
Net income (loss) per share (pro forma in 1996).....       $  0.18             $  (0.89)           $  0.32             $ ( 0.83)
                                                           =======             ========            =======            =========
Supplementary net loss..............................                           $ (3,213)                               $ (2,533)
                                                                               ========                               =========
Supplementary net loss per share....................                           $  (0.43)                               $  (0.34)
                                                                               ========                               =========
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